Exhibit 23.5

Consent of Analysis, Research & Planning Corporation

We hereby consent to the references to us in the form and context in which they appear in this Amendment No. 1 to the Registration Statement on Form S-4 (the “Form S-4”) and any further amendment thereto. We hereby further consent to the use of or reliance on the information contained in our report to Ingersoll-Rand Company Limited (the “Company”) to assist the Company in setting forth an estimate of the Company’s total liability for pending and unasserted future asbestos-related claims in the Form S-4 and any amendment thereto.

April 9, 2008

Analysis, Research & Planning Corporation

By:	/s/ Thomas Vasquez, Ph.D
Name:	Thomas Vasquez, Ph.D
Title:	Vice President